EXHIBIT 99.1

GENIUS PRODUCTS, INC. REPORTS RECORD FISCAL 2006 PRELIMINARY PRO FORMA REVENUES

Company generated preliminary pro forma gross revenues of over $380 million for the full year 2006

Company reaffirms full year 2007 gross revenue guidance for Genius Products, LLC of $700 - $800 million

Company expects to achieve sustained GAAP net income starting in the second quarter of 2007

Company enters 2007 with over 3,500 titles in its library compared to 750 at the end of 2005

Company projects share of non-Weinstein content revenues to increase to 25% and 50% by year-end 2007 and 2008, respectively, up from approximately 15% in 2006

SANTA MONICA, Calif.—April 20, 2007—Genius Products, Inc. (OTC BB: GNPI) today announced an update on certain preliminary results for year ended December 31, 2006. The significant business milestones accomplished during the year of 2006 have positioned the Company, through Genius Products, LLC (the “Distributor”) as the fastest growing independent marketers of home entertainment content in the United States.

“2006 was a tremendous year of growth and investment for Genius Products. We closed our strategic transaction with The Weinstein Company (TWC). Our strong focus on service and delivery enabled us to develop major content partnerships including ESPN, and we achieved preliminary pro forma record revenues of over $380 million,” said Stephen K. Bannon, Chairman. “We closed transactions in all of our verticals with major brands seeking to unlock the value of their home entertainment products. Overall we signed 15 major content deals in 2006 in our four fundamental content “Verticals” of Sports; Family/Faith; Lifestyle; and Independent Film.”

“Our commitment to retail partners and content providers will continue to be based on collaboration and thought leadership. We believe this strategy will continue to attract additional content providers and allow our current partners to maximize their home entertainment revenue and profit through many different delivery methods,” continued Mr. Bannon. “In 2007 we have already signed five new content partners further expanding our library of intellectual property. As of today we have over 3,500 titles in our library compared to 750 titles at the end of 2005.”

“2007 is shaping up to be an exciting year of profitable growth. We believe Genius Products, LLC will achieve gross revenue of $700 million to $800 million, before returns, discounts and allowances. We expect to achieve positive GAAP net income starting in the second quarter of 2007,” stated Trevor Drinkwater, president and CEO. “We believe we will achieve these results by expanding our higher margin non TWC branded business from approximately 15% of gross revenues in 2006 to approximately 25% of our overall gross revenues in 2007 by executing solid retail strategies in our verticals, co-producing content with our branded partners in the latter half of 2007, expanding our relationships with our anchor partners in areas such as interactive, digital and licensing, continuing to attract leading content providers, growing our library asset value by increasing our available titles to approximately 4,500 by the end of 2007, and expanding our recently launched digital strategy.”

“In order to focus more time and energy on our branded business including TWC, we have made the strategic decision to separate our legacy business from our branded business,” continued Mr. Drinkwater. “During the first half of 2007, we will be transitioning this business unit into a separate division. We believe this will allow us to manage the now expansive Genius Branded Business with our current sales and marketing team and will expand our ability to effectively service other independent content providers. This division will be serviced through our operations/supply chain organization to create greater leverage of our system.”

The Company anticipates that it will file its detailed 2006 Annual Report on Form 10-K, the week of April 23, 2007. The Company believes the late filing of its 2006 audit is due to the Company's unprecedented growth, the closing of The Weinstein Company transaction in July 2006, the 15 new brand partnerships closed in 2006 and its non-cash restatements. The Company recently changed auditing firms on December 18, 2006 to Ernst & Young LLP.

Preliminary pro forma gross revenue, before returns, discounts and allowances, increased to over $380 million for the full year of 2006. The revenues discussed above are the pro forma results reflecting the consolidation of the financial statements of the Distributor with Genius Products, Inc.

Summary of Restatement Items

It is important to note that the majority of these restatements are non-cash adjustments and do not impact the pro forma full year gross revenue before returns, discounts and allowances, reported by the Company. Several of these items are related to the transition in 2006, from the value priced product to branded content.

As the Company previously stated in an 8-K filed on April 17, 2007, the Audit Committee of the Board of Directors of Genius Products, Inc., determined that it was necessary to restate the Company’s unaudited consolidated financial statements and other financial information at and for the fiscal quarters ended March 31, June 30 and September 30, 2006. Most of these restatements relate to non-cash items and fall primarily under the following categories:

1) Reduction in the values on the balance sheet for film library, advances to participants and inventory. The reduction in these accounts totaled approximately $22 million and primarily related to the shift away from the Company’s legacy business toward its branded content business. The majority of the charge occurred in the second quarter of 2006.

2) As a result of the reduction in these asset values charged in the second quarter, the Company increased the amount of the extraordinary gain that it recorded for The Weinstein Company transaction by approximately $15 million.

3) Revisions to FAS123(R) stock compensation expense for corrections to the application of FAS123(R) and specific assumptions including the volatility assumption and the treatment of the acceleration of stock options coincident with the closing of the TWC transaction. These changes resulted in an increase in non-cash stock compensation expense of approximately $4 million; and

4) Adjustments for revenues and expenses to account for: (i) cut-off issues between quarters and between pre and post-closing of The Weinstein Company transaction, (ii) allocations of expenses between the two separate entities (between Genius Products, Inc. and Genius Products, LLC, also known as the Distributor) (iii) adjustments in the timing of recognition of expenses and revenue, and (iv) proper treatment of revenue sharing revenues.

Strategic Achievements in 2006 and Revenue Opportunities in 2007

The company, through the Distributor, announced the addition of several major content partnerships in sports, family/faith, lifestyle and independent film categories including:

-	ESPN® - Genius Products, LLC, entered into an exclusive distribution agreement with ESPN Entertainment, Inc. in the U.S. and anticipates distributing a minimum of 15 titles per year through 2011.

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Entertainment Rights (ER) and Classic Media, Inc. - Genius Products, LLC, will be the North American home video and digital distributor of the libraries of Entertainment Rights Distribution Limited and Classic Media, Inc., which contain more than 4,000 programs in aggregate. Included are Lassie, Fat Albert, Postman Pat, and VeggieTales®, the world’s most popular faith-based kids’ brand with more than 50 million videos sold.

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Sesame Workshop - Genius Products, LLC has entered into an agreement with Sesame Workshop to be the exclusive home entertainment distributor of Sesame Workshop programming. Under the terms of the multi-year agreement, Genius will be the North American home entertainment distributor for Sesame Workshop's library of more than 100 titles, including Sesame Street, Sesame Beginnings, and Elmo's World. The agreement also includes Pinky Dinky Doo, which premiered April 2006.

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Animal Planet and TLC from Discovery Communications - Under the terms of the multi-year agreement, Genius Products LLC will be the distributor in North America for Animal Planet and TLC branded television properties. The planned rollout of Animal Planet and TLC properties by Genius includes the release of 12 titles a year beginning in the fourth quarter of 2007, drawing from individual programs as well as series.

-	ImaginAsian Entertainment, Inc. - Genius Products, LLC has entered into a multi-year agreement with ImaginAsian Entertainment, Inc. to be the exclusive North American home entertainment distributor.

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Blockbuster Inc. - Genius Products, LLC, acts as the exclusive distributor for The Weinstein Company® (TWC) in servicing TWC's unique four-year strategic agreement with Blockbuster, under which TWC provides its theatrical and direct-to-video movies on DVD for rental exclusively through Blockbuster beginning January 1, 2007.  We expect that the TWC-Blockbuster deal will position Genius Products, LLC, for predictable rental revenue over the term of the agreement and will provide increased advertising and promotional support for its non-theatrical release slate.

2007 Outlook

Management expects Genius Products, LLC gross revenue before returns, discounts and allowance, for the full-year 2007, to be in the range of $700 million to $800 million.

The Company believes Genius Products, LLC will achieve GAAP net income starting in the second quarter of 2007.

“In 2006 we only had three quarters of revenue from TWC while we built out and paid for an organization to support significantly more revenue. We believe Genius Products, LLC first quarter revenues in 2007 will mirror that of the fourth quarter of 2006 and second quarter 2007 revenues will be significantly higher leading to net income,” stated Mr. Drinkwater.

The Company's executives will host an investor update conference call today, April 20, 2007, at 5:30 a.m. PT (8:30 a.m. ET). Investors are invited to listen to Genius Products' conference call by dialing 800-884-5695 and using the passcode 12781454. International callers can dial 617-786-2960 and enter the same passcode. There will also be a simultaneous webcast available at www.geniusproducts.com.

A replay of the call will be available until Friday, April 27, 2007, and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the passcode 80501165. A replay webcast will also be available at www.geniusproducts.com.

About Genius Products

Genius Products, Inc. (OTCBB:GNPI - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Asia Extreme™, Discovery Kids™, Dragon Dynasty™ , Dimension Films™, ESPN®, IFC®, RHI Entertainment™, Sesame Workshop®, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC, in which it holds a 30% equity interest.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our revenues, net income and profitability in 2006, 2007 and beyond, the period during which Genius Products will achiever profitability, our projected revenues from TWC and non-TWC content in 2007 and beyond, increases in sales volume, our anticipated growth in revenues and content, our ability to forecast returns, our ability to successfully position ourselves as a leading home entertainment distributor, the number of anticipated releases per year under our agreements with our content partners, the anticipated timing and performance of new releases, our anticipated co-productions with our co-producing partners, and our anticipated expansion into new lines of business and/or new territories. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, especially with The Weinstein Company and ESPN, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100

GNPI-- Media Relations
Alecia Pulman, 203-682-8200